                                                                   EXHIBIT 10.37

                          LICENSE AND SUPPLY AGREEMENT


                THIS LICENSE AND SUPPLY AGREEMENT ("Agreement") is made and effective this 3rd day of April,2000, by and between AMARILLO BIOSCIENCES, INC., a Texas corporation with its principal place of business at 800 W. 9th, Amarillo, Texas 79101 (hereinafter "ABI") and KEY ONCOLOGICS (PTY) LTD., a company organized under the laws of South Africa with its principal place of business at 171 Katherine Street, Building 1, Sandton, South Africa (hereinafter "Key ") (ABI and Key are hereinafter collectively referred to as the "Parties"). MITSUBISHI CORPORATION is ABI's shipping agent with respect to product shipped to Key under this Agreement.

                WHEREAS, ABI and its contract suppliers have substantial expertise in the production and use of oral interferon alpha (hereinafter, "IFN-a") and have proprietary rights and know-how in the field of production, purification and formulation of IFN-a;

                WHEREAS, ABI is willing to disclose to Key Technical Information including human clinical data and

                WHEREAS, ABI has an exclusive worldwide license (except Japan) to market and distribute the oral formulation of HBL IFN-a (as defined in ARTICLE I, below), and desires to provide HBL IFN-a to Key on the terms and conditions herein set forth, and Key desires to obtain the right to perform clinical trials on, distribute and market HBL IFN-a contained in Licensed Product on the terms and conditions herein set forth;

**** Indicates that a portion of the text has been omitted and filed separately with the Commission.

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


                NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and for other good and adequate consideration the receipt and sufficiency of which are evidenced by the execution hereof, ABI and Key agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                1.1. "ABI" and "Key" shall mean and include not only the indicated company, but also such company's Assignees.

                1.2. "Affiliate" means a corporation, company, partnership, or other business entity which controls or is controlled by, or is under common control with, the designated party. In the case of a corporation or company, "control" means ownership either directly or indirectly of at least Fifty Percent (50%) of the shares of stock entitled to vote for the election of directors.

                1.3.    "Agreement" means this License and Supply Agreement.

                1.4. "Assignee" means any permitted assignee or sub-licensee of rights under this Agreement

                1.5.    "Dose" means 150 International Units of IFN-a.

                1.6. "HBL IFN-a" means the cell culture derived human lymphoblastoid IFN-a used in the Licensed Product by ABI and produced by HAYASHIBARA BIOCHEMICAL LABORATORIES, INC. ("HBL").

                1.7.    "Licensed Indications" means all human diseases.

                1.8. "Licensed Product" means a formulation or composition containing HBL IFN-a and designated, detailed, or labeled for oral use in the treatment of any Licensed Indication.

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                1.9.    "Technical Information" means all information, reports,
results, inventions, know-how, materials, and any other technical and scientific data, specifications and formulae directly related to the development, regulatory approval, manufacture, testing, use, marketing and/or sale of Licensed Product, and any non-public information relevant to the business of the Parties which is necessarily disclosed by one to the other during the Parties' conduct under this Agreement. "ABI Technical Information" refers to Technical Information originating with ABI or which ABI has obtained through its contractual relationships with third parties. "Key Technical Information" refers to Technical Information originating with Key or which Key has obtained through its contractual relationships with third parties. "Technical Information" when not otherwise specified herein means both ABI Technical Information and Key Technical Information.

                1.10. "Territory" means South Africa, Namibia, Botswana and Zimbabwe.

                                   ARTICLE II

                                GRANT OF LICENSE

                2.1. ABI grants to Key and Key accepts, subject to the terms of this Agreement, the right to use HBL IFN-a for clinical testing and trials, and upon proper regulatory approval, the exclusive right to market and distribute Licensed Product to treat the Licensed Indications in the Territory. ABI will provide Key technical information and clinical trial samples for the above-mentioned purposes. ABI retains all other rights to HBL IFN-a, including without limitation, the right to test, develop, license, sub-license, market, distribute or otherwise use HBL IFN-a for treatment of all indications other than the Licensed Indications, and for treatment of the Licensed Indications in all countries not included in the Territory.

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                2.2.    The license grant to Key under this Agreement shall
commence on the effective date of this Agreement and shall terminate immediately upon the termination or expiration of this Agreement unless extended by the parties at least one hundred and eighty (180) days prior to the expiration date.

                2.3. Key shall have the right to use and sell Licensed Product only in the Territory. Key shall not seek customers, establish any branch or maintain any distribution depot for Licensed Product in any country outside the Territory. Key shall not sell Licensed Product to any customer in any country outside the Territory or to any customer in the Territory if, to the knowledge of Key, such customer intends to resell the Licensed Product in any country outside the Territory. Key shall cause ABI's name to appear on each outer package of the Licensed Product distributed in the Territory, providing that it complies with local laws and health regulations..

               2.4. Licensed Product sold by Key shall bear VELDONA(R) trademark or logo, acknowledging ABI as developer and manufacturer, providing that it complies with local laws and Ministry of Health regulations. Alternatively, Key may recommend to ABI for its approval one or more other registrable trademarks for the Licensed Product in the Territory. If needed, ABI shall apply for any new trademark registration, and ABI shall own all rights to such trademarks. ABI hereby grants to Key during the term of this Agreement the exclusive license to use the VELDONA(R) trademark in the Territory in connection with the use or sale of Licensed Product.


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                                   ARTICLE III

                                SUPPLY OF PRODUCT

                3.1. Subject to the terms and conditions of this Agreement, ABI shall supply Licensed Product to Key for clinical testing and, upon government approval, sale in the Territory. Licensed Product shall be supplied in response to issuance by Key of written purchase orders delivered to ABI specifying the quantity to be supplied, along with any special instructions/requests regarding supply and/or delivery. ABI shall have no responsibility for obtaining any required regulatory approvals, nor for distribution, promotion, pricing, or marketing of lozenges in the Territory, all of which shall be completed by Key with the assistance of ABI.

                3.2. ABI agrees to allow Key right of reference to ABI's US FDA Biologics License Application (BLA) for the Licensed Product and to do such other acts as are reasonably necessary, and within ABI's control, to facilitate approval of Licensed Product in the Territory for use in the Licensed Indications, and ABI also hereby agrees to consult with Key at Key's request concerning regulatory affairs, to review documents to be submitted to governmental agencies for approval, and to take such other actions as may be necessary from time to time to facilitate approval of Licensed Product for sale and use in the Territory. ABI further agrees to provide sufficient Licensed Product at ABI's cost, duly packaged and randomized, for clinical trials as may be appropriate and necessary to support application for approval and/or commercialization of Licensed Product. ABI shall reasonably provide to Key any other support or assistance requested by Key and within ABI's capabilities with respect to regulatory and clinical activities, on a fully reimbursed basis.

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Appropriate ABI clinical/registration personnel can be made available for assistance in the Territory at a cost of $150/hour plus travel and accommodation.

                                   ARTICLE IV

                                  CONSIDERATION

                4.1. For all Licensed Product supplied by ABI to Key (other than quantities provided pursuant to Paragraph 3.2 above), ABI shall receive from Key the payment per Dose specified at Exhibit "A". Payment for each shipment of Licensed Product shall be made by Key by irrevocable letter of credit on a U.S. bank. Such letter of credit shall undertake to honor a time draft by ABI payable 30 days after the arrival of the Product at the port of destination, as evidenced by ABI's certificate of delivery, which shall accompany the time draft. The price per Dose shall be further adjusted from time to time as may be necessary to reflect any Change in the Producers Price Index, Drugs and Pharmaceuticals, Subdivision Code 063, after the date of this Agreement. In addition, both the price per Dose and the amount to be invoiced and paid for Licensed Product shall be further adjusted to reflect any changes for (i) the variable cost of any raw material or combination of raw materials that changes by more than twenty percent (20%) from ABI's cost at the date of this Agreement, and (ii) the variable cost arising from changes in product specifications, manufacturing, testing, or release of the product. Key shall have the right to inspect those books and records of ABI which evidence or record any increase in the variable costs referred to in this clause 4.1 which entitle ABI to increase the price per Dose of the Product. Key shall receive Licensed Product at Johannesburg International Airport unless otherwise advised in writing by Key, and the shipping

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arrangements shall be made by ABI's nominated shipping agent (Mitsubishi
Corporation). Key's payment obligation shall be the CIF price at the named port of destination in the Territory against an invoice containing shipping charge, freight, and insurance, in addition to the Licensed Product price specified above. Title to Licensed Product purchased by Key shall transfer to Key, and Key shall pay all freight charges and bear the risk of loss and damage, from the time Licensed Product is placed at the disposal of Key at the port of destination.

                4.2. Key shall, simultaneously with the filing of the BLA in the USA, apply for, at its own cost and expense and without any contribution from ABI, all necessary licenses, registrations or approvals required to be issued in the Territory, or any agency or instrumentality thereof, as a precondition to the import and sale of Licensed Product. Key will apply for any pricing or reimbursement approvals, will exercise diligence to maintain all such approvals, and will diligently market the approved Licensed Product through the term of this Agreement. Key will launch Licensed Product in the Territory within three (3) months of receipt of all necessary governmental approvals, and shall thereafter use its best efforts to advertise, promote and sell such Licensed Product after such approval. If at any time during the term of this Agreement Key should fail to comply in a timely way with any of the requirements set forth in this Section 4.2, or if at any time during the term of this Agreement Key should no longer be actively pursuing the application for any such approval or license in the Territory, or if, having obtained such approval or license, Key should no longer be actively developing or marketing any Licensed Product under this Agreement in the Territory, under the preconditions permitted by applicable laws and regulations, both parties shall enter into consultation to decide the assignment of such applications, approvals and/or licenses from Key.

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                4.3.    Key shall provide ABI by December 31st of each year
during the term of this Agreement, a report of ongoing efforts for the development of Licensed Products, including a report of efforts by Key with respect to any clinical testing, regulatory approval efforts, marketing/sales strategy, and any other areas into which Key's reasonable business efforts in accordance with this paragraph may reasonably be categorized. Such report shall be provided in English and shall be accompanied by labeling, instructions, promotional and other support materials developed for Key's sales force, patients, physicians, or other outside parties. Such a report shall be prepared more often if ABI so requests in writing, provided that ABI pays to Key the expenses incurred by Key in generating such additional reports. It is understood that ABI will receive a copy in English of all Key Technical Information. ABI will provide to Key, with the express permission of the companies involved, copies of promotional material for the Product used by its licensees in the US, Canada and Europe.

                4.4. During the term of this Agreement, ABI shall provide to Key all clinical data relating to the clinical testing and development of the Licensed Product for Licensed Indications other than Sjogren's syndrome against payment of a fee to be negotiated between the Parties, on an indication by indication basis. ABI shall be free to use all clinical results obtained in the Territory and subject to notification to Key, to use these results outside the Territory.

                4.6. Unless specifically authorized in writing by ABI, Key shall not sell, or offer for sale, or act as sales agent for the solicitation of orders for any oral products (other than Licensed Products) that contain any IFN-a derived from any species and designated, detailed, or labeled for oral use for the Licensed Indications. ABI shall not authorize any third parties, directly or indirectly, to market or sell any IFN-a in the Territory for oral use in the treatment of the Licensed Indications.

                4.7. Key shall provide medical, pharmaco-vigilance and other appropriate customer support services in connection with sale of Licensed Products, and will report to ABI on a timely basis all material adverse reactions, product complaints and other relevant customer feedback. Key agrees to advise ABI fully with respect to all health, safety, environmental, and other standards, specifications, and other requirements imposed by law, regulation, or order in the Territory and applicable to Licensed Product. Key shall also advise ABI of all instructions, warnings, and labels applicable to Licensed Product that are necessary or desirable under laws, regulations, or practices in the Territory. ABI shall meet such safety standards or specifications. ABI shall not increase the price charged to Key for the Licensed Product in this context unless changes to the specification are required. ABI shall inform Key of any similar changes in the US or Canada which could materially affect the preparation, registration or sale of the product.

                                    ARTICLE V

                              ORDERS AND SHIPMENTS

                5.1. Within ninety (90) days of the date hereof, and at least ninety (90) days prior to the commencement of each calendar year during the term of this Agreement, Key will furnish ABI with its projected requirements for Licensed Product during the next succeeding calendar year. Key may amend its projected requirements from time-to-time, provided, however, that ABI shall be obligated only to make its best effort to comply with any requests in excess of annual projections received by it at least ninety (90) days prior to the commencement of the calendar year in question.

Under no circumstances shall ABI be required to deliver to Key hereunder, an amount of Licensed Product which exceeds the amount ABI is able, in good faith, to acquire from HBL, or from HBL's contract manufacturers. The exact composition of Licensed Product shall be disclosed in writing by ABI to Key. Subject to the foregoing, ABI shall use its best efforts to deliver Licensed Product in accordance with Key's projected requirements and product specifications.

                5.2. ABI shall ship product within thirty (30) days of request by Key, against an irrevocable letter of credit on a U.S. bank (or other financial surety acceptable to ABI or to the agent nominated by ABI) in an amount sufficient to cover the CIF price payable to ABI or the agent nominated by ABI under Paragraph 4.1 above. The letter of credit shall be issued by a financial institution acceptable to ABI or to the agent nominated by ABI, shall be in U.S. dollars and shall not expire until the final payment for the respective shipment has been made to ABI or to the agent nominated by ABI.

                5.3. Orders of Licensed Product for commercial sales shall be made for minimum quantities of 250,000 Doses. Key shall meet or exceed the following annual minimum purchases from ABI. If Key does not achieve these levels, it will have the opportunity to make up the difference by either purchasing product or by cash payment within 60 days of the end of the period. Otherwise, ABI will have the right to make the Agreement non-exclusive, and appoint another licensee or market the Product under the ABI name.

        1st twelve months after launch             $ 180,000 net of shipping and packaging
        2nd twelve months after launch             $ 220,000 net of shipping and packaging
        3rd twelve months after launch and beyond  $ 270,000 net of shipping and packaging

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

                                   ARTICLE VI

                              TERM AND TERMINATION

                6.1. This Agreement and all rights granted hereunder by each Party shall terminate ten years from the effective date of this agreement, unless extended on a yearly basis by request of Key at least one hundred and eighty (180) days prior to the expiration date; provided, however, that if (a) Key does not commence application for government approval, as may be required or advisable, within five (5) months after Key receives all supporting documentation required for application for government approval; and (b) after approval of the Licensed Product, place orders for minimum annual shipments as provided in Paragraph 5.3, above; then ABI shall have the right to terminate this Agreement upon ninety (90) days prior written notice to Key. Key shall be given a period of thirty (30) days after such notification to remedy the breach or default in question. Key will proceed diligently to obtain market approval for the Territory according to the timetable set forth in paragraph 4.2 of this Agreement.

                6.2. In the event that ABI fails to perform in the manner set forth in this Agreement, Key shall have the right to terminate the Agreement upon ninety (90) days notice to ABI. ABI shall be given thirty (30) days after such notification to remedy the breach or default in question.

                6.3. Termination of this Agreement for any reason shall not relieve the Parties of any obligation accruing prior to such termination. In addition, ARTICLE VIII ("Confidentiality") shall survive termination of this Agreement.

                6.4. On termination of this Agreement for any reason set forth herein, Key shall cease to sell Licensed Product and shall surrender to ABI all ABI Technical Information that it may have received during the term of this Agreement, and at the request of ABI, Key may conditionally assign any approval, permit, or license it holds relating to Licensed Products to ABI. Any accrued payment obligations shall be paid within thirty (30) days of the termination of this Agreement.

                                   ARTICLE VII

                          WARRANTY AND INDEMNIFICATION

                7.1. ABI represents and warrants that as of the date of this Agreement, it is the exclusive owner of the right to sell and distribute Licensed Product for use in treating the Licensed Indications in the Territory and either owns or has the right to use and license the trademark(s) associated with the Licensed Product. ABI further warrants that, up to the time Key takes possession in South Africa, all product supplied by it (i) shall meet all product specifications previously agreed in writing between ABI and Key; (ii) shall not be adulterated or misbranded; and (iii) shall be manufactured in accordance with good manufacturing practices in the country of manufacture. ABI shall indemnify and hold Key harmless from any and all costs, expenses, damages, judgments, and liabilities incurred by or rendered against Key arising from any claim made or suit brought as a result of a breach by ABI of its warranties under this Paragraph 7.1.

                7.2. Key warrants that its operations and activities in the Territory shall be in compliance with applicable laws, statutes and regulations; and Key shall indemnify and hold ABI harmless from any and all costs, expenses, damages, judgments, and liabilities incurred by or rendered against ABI or its Affiliates arising from the use, testing, recall, labelling, promotion, sale, distribution, or use of Licensed Product as a result of any breach of such warranty by Key.

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                                  ARTICLE VIII

                                 CONFIDENTIALITY

                8.1. ABI owns or is licensed under confidential or secret information relating to the Licensed Products, and Key intends to conduct trials in the Territory which will generate confidential or secret information relating to the Licensed Products, and it is the intention of both ABI and Key to maintain this confidentiality.

                8.2. Each Party agrees to maintain confidential and secret all Technical Information which may be disclosed or provided to it by the other Party or that the Parties may together subsequently acquire.

                8.3. Each Party's obligation to the other to maintain confidentiality hereunder shall terminate with respect to any particular item and only said item of the disclosing Party's Technical Information, when the recipient Party can demonstrate that such item of information:

                        8.3.1. Is publicly known and available through some means other than by the recipient Party's act or omission; or

                        8.3.2. Was in the recipient Party's possession prior to its disclosure by the other Party, as established by written evidence; or

                        8.3.3. Has come into the recipient Party's possession through a third party free of any obligation of confidentiality to the disclosing Party, where said third party has acquired said information lawfully and not under circumstances forbidding its disclosure.

                8.4. Neither Party will permit the other Party's Technical Information or any part thereof to be disclosed to third parties or to employees except on a "need-to-know" basis and each

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

will maintain such information and/or documents with the same precautions it uses to safeguard its own confidential or secret information.

                8.5. Each Party will notify the other promptly if it has knowledge that an unauthorized third party possesses Technical Information of the other Party.

                8.6. Key shall have the right to use ABI's Technical Information, and to access ABI's US FDA Biologics License Application (BLA) for the Licensed Product, to the extent reasonably necessary to accomplish the objectives of this Agreement.

                8.7. Upon written notification to Key, ABI may use Key's Technical Information for the purposes of designing protocols and studies, and for submission to regulatory authorities in any country outside the Territory in connection with an application for drug approval of the Product.

                                   ARTICLE IX

                                  MISCELLANEOUS

                9.1. Force Majeure. The failure of Key, ABI, or any of their Affiliates to take any action required by this Agreement if such failure is occasioned by an act of God or the public enemy, fire, explosion, perils of the sea, floods, drought, war, riot, sabotage, accident, embargo or any circumstance of like or different character beyond the reasonable control of the Party so failing or by the interruption or delay in transportation, inadequacy, or shortage or failure of the supply of materials and/or equipment, equipment breakdown due to no fault of such party, labor trouble or compliance with any order, direction, action or request of any governmental officer, department or agency and whether in any case such circumstances now exist or hereafter arise, shall not subject said Party to any liability to the other.

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                9.2.    Communication. Any payment, notice or other
communication required or permitted to be made or given to either Party pursuant to this Agreement shall be sufficiently made or given on the date of sending if sent to such Party by certified or registered mail, or by courier service, postage or delivery charge prepaid, addressed to it at its address set forth below, or to such other address as it may have designated by written notice given to the other Party. Fax numbers are given for convenience only, as an additional method of delivery, and no notice or other communication transmitted by fax shall be considered to be sufficiently made or given until such notice or communication is also sent by one of the other means described above.

In case of Key:
--------------
                             Magriet de Wet
                             Managing Director
                             Key Oncologics (Pty) Ltd.
                             P.O. Box 968, Wendywood
                             South Africa                        Fax  011-27-11-444-9441

In case of ABI:
--------------
                             Dr. Joseph M. Cummins
                             Chairman & CEO
                             Amarillo Biosciences, Inc.
                             800 W. 9th
                             Amarillo, TX  79101                 Fax: (806) 376-9301

And:
---
                             Edward L. Morris, Legal Counsel
                             Sprouse, Smith & Rowley, PC
                             P.O. Box 15208
                             Amarillo, TX 79105                  Fax (806) 373-3454

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                9.3.    Amendments to Agreement. This Agreement constitutes the
entire Agreement between the Parties hereto on this subject matter and supersedes all previous arrangements whether written or oral. Any amendment or modification of this Agreement shall be effective only if made in writing, and executed by both Parties.

                9.4. Enforceability. To the extent permitted by law, each Party waives any provision of law which renders any provision herein invalid, illegal or unenforceable in any respect.

                9.5. Relationship of Parties. All purchases and resales of Licensed Product by Key shall be for Key's own account as a principal and not as an agent of ABI. Key shall act in all respects as an independent contractor and not as a representative or agent of ABI. This Agreement shall not be construed to create a relationship of partners, joint venturers, brokers, employees, agents, master or servant between the Parties. Neither Party shall have any right or authority to assume or create any responsibility, express or implied, in the name of the other Party or to bind the other Party in any manner whatsoever.

                9.6. Assignment. Neither Party hereto shall assign any of its rights under this Agreement to any person or entity not an Affiliate of the assigning Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

                9.7. Successors and Assigns. This agreement is binding on the successors and/or Assignees of both ABI and Key.

                9.8. Venue and Jurisdiction. Venue of any action brought under this Agreement shall be as follows: Actions initiated or filed by or behalf of ABI shall be brought in the High Court of South Africa (Witwatersrand Local Division) ; and actions initiated or filed by or on behalf of Key shall be brought in the Federal District Court for the Northern District of Texas, Amarillo Division.

                9.9. Governing Language. The English language of this Agreement shall govern and control any translations of the Agreement into any other language. Documents furnished by Key to ABI under the terms of this Agreement shall be furnished in English, or alternatively, shall be accompanied by an English translation.



IN WITNESS WHEREOF, the Parties hereunto have caused this instrument to be executed in duplicate by their duly authorized representatives as of the date first above written.


ABI:                                KEY:
---                                 ---

AMARILLO BIOSCIENCES, INC.          KEY ONCOLOGICS (PTY) LTD.


By:  //signature on file//          By:  //signature on file//
   -----------------------             -----------------------
   Joseph M. Cummins,                  Magriet de Wet
   Chairman & CEO                      Managing Director

                                   EXHIBIT "A"

This Exhibit "A" is attached to that certain License Agreement by and between AMARILLO BIOSCIENCES, INC. and KEY ONCOLOGICS (PTY) LTD. dated 3 April, 2000, and constitutes a part of said Agreement, as if fully set forth therein.

ABI will supply to Key bulk finished lozenges from its subcontractor's plant for an agreed period of time up to a maximum quantity per year to be decided.

        The per Dose (150 IU) price of the finished lozenges in bulk will be :

        All quantities    $****

        until cumulative sales from ABI to Key exceed $500,000 after which time the price will decrease by $**** per dose, and after $1,000,000 sales, the price will decrease by a further $**** per dose.

        Final packaging will be carried out by Key or by ABI at Key's request and cost. Parties will agree on final packaging design, which will acknowledge ABI.





**** Indicates that a portion of the text has been omitted and filed separately with the Commission.

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